CONTINENTAL AIRLINES, INC.
$190,000,000
Continental Airlines Pass Through Certificates, Series 2006-1G
$130,000,000
Continental Airlines Pass Through Certificates, Series 2006-1B

UNDERWRITING AGREEMENT

May 24, 2006

MORGAN STANLEY & CO. INCORPORATED
1585 Broadway
New York, New York 10036

Ladies and Gentlemen:

Continental Airlines, Inc., a Delaware corporation (the "Company"), proposes that Wilmington Trust Company, as trustee under each of the Trusts (as defined below) (each, a "Trustee"), issue and sell to Morgan Stanley & Co. Incorporated (the "Underwriter"), Continental Airlines Pass Through Certificates, Series 2006-1G (the "Class G Certificates"), and Continental Airlines Pass Through Certificates, Series 2006-1B (the "Class B Certificates" and, together with the Class G Certificates, the "Certificates"), in the aggregate principal amounts and with the interest rates and final expected distribution dates set forth on Schedule I hereto on the terms and conditions stated herein. Each Trustee will use the proceeds from the sale of the Certificates to acquire from the Company the Equipment Notes. The Company intends to use most of the proceeds from the sale of said Equipment Notes to redeem its outstanding Floating Rate Secured Notes due 2007 and Floating Rate Secured Subordinated Notes due 2007 (collectively, the "Existing Notes"), outstanding under the Amended and Restated Indenture (the "Existing Indenture") dated as of May 9, 2003, among the Company, Wilmington Trust Company, as trustee, Morgan Stanley Capital Services Inc., as liquidity provider, and MBIA Insurance Corporation, as policy provider (or, if the Company has funded such redemption prior to receipt of such proceeds, to reimburse the Company for such funding).

The Class B Certificates may only be sold by the Underwriter to persons reasonably believed by the Underwriter to be "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act of 1933, as amended (the "Securities Act").

The Company has filed with the Securities and Exchange Commission (the "Commission") an automatic shelf registration statement on Form S-3 (File No.333-133187)

relating to securities, including pass through certificates (the "Shelf Securities"), to be issued from time to time by the Company. The registration statement (including the respective exhibits thereto and the respective documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the "Exchange Act"), that are incorporated by reference therein), as amended to and including the date of this Agreement, including the information (if any) deemed to be part of the registration statement pursuant to Rule 430B under the Securities Act (and the Underwriter confirms that the first contract of sale of the Certificates by the Underwriter was made on the date of this Agreement), is hereinafter referred to as the "Registration Statement", and the related prospectus covering the Shelf Securities dated April 10, 2006 filed as part of the Registration Statement, in the form in which it has most recently been filed with the Commission on or prior to the date of this Agreement, is hereinafter referred to as the "Basic Prospectus". The Basic Prospectus, as supplemented by the final prospectus supplement specifically relating to the Certificates in the form as first filed with the Commission pursuant to Rule 424(b) under the Securities Act in accordance with Section 4(d) hereof is hereinafter referred to as the "Prospectus", and the term "preliminary prospectus" means any preliminary form of the Prospectus filed with the Commission pursuant to Rule 424 under the Securities Act. For purposes of this Agreement, (i) "free writing prospectus" has the meaning set forth in Rule 405 under the Securities Act and (ii) "Time of Sale Prospectus" means the preliminary prospectus together with the free writing prospectuses, if any, each identified in Schedule III hereto. As used herein, the terms "Registration Statement", "Basic Prospectus", "preliminary prospectus", "Time of Sale Prospectus" and "Prospectus" shall include the documents, if any, incorporated by reference therein. The terms "supplement", "amendment" and "amend" as used herein with respect to the Registration Statement, the Basic Prospectus, the Time of Sale Prospectus, any preliminary prospectus or free writing prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Exchange Act), and incorporated by reference therein.

The Certificates will be issued pursuant to a Pass Through Trust Agreement, dated as of September 25, 1997 (the "Basic Agreement"), between the Company and the Trustee, as supplemented with respect to the issuance of each class of Certificates by a separate Pass Through Trust Supplement to be dated as of the Closing Date (as defined below) (individually, a "Trust Supplement"), between the Company and the Trustee (the Basic Agreement as supplemented by each such Trust Supplement being referred to herein individually as a "Pass Through Trust Agreement"). The Trust Supplements are related to the creation and administration of Continental Airlines Pass Through Trust 2006-1G (the "Class G Trust") and Continental Airlines Pass Through Trust 2006-1B (the "Class B Trust" and, together with the Class G Trust, the "Trusts").

Certain amounts of interest payable on the Class G Certificates will be entitled to the benefits of a primary liquidity facility and an above-cap liquidity facility. Morgan Stanley Bank (the "Primary Liquidity Provider") will enter into a revolving credit agreement with respect to the Class G Trust (the "Primary Liquidity Facility"), to be dated as of the Closing Date, for the benefit of the holders of the Class G Certificates issued by the Class G Trust. Morgan Stanley Capital Services Inc. (the "Above-Cap Liquidity Provider") will enter into an interest rate cap agreement with respect to the Class G Trust (the "Above-Cap Liquidity Facility" and, together with the Primary Liquidity Facility, the "Liquidity Facilities"), to be dated as of the Closing Date, for the benefit of the holders of the Class G Certificates issued by the Class G Trust. The Liquidity Facilities will not cover any amounts payable in respect of the Class B Certificates.

Payments of interest on the Class G Certificates will be supported by a financial guaranty insurance policy for the Class G Trust (the "Policy") issued by Financial Guaranty Insurance Company, as policy provider (the "Policy Provider"), to the extent the Liquidity Facilities and any funds contained in the cash collateral account funded from the Primary Liquidity Facility or the Above-Cap Account funded from the Above-Cap Liquidity Facility, are insufficient or unavailable for that purpose. The Policy will also support the payment of the final distributions on the Class G Certificates and will take effect in certain other circumstances described in the Intercreditor Agreement and the Policy. The Policy will be issued pursuant to an Insurance and Indemnity Agreement to be dated as of the Closing Date (the "Policy Provider Agreement") among the Policy Provider, the Company and the Subordination Agent. Under the Intercreditor Agreement and the Policy Provider Agreement, the Policy Provider will be entitled to reimbursement for amounts paid pursuant to claims made under the Policy, subject to certain limitations. The Class B Certificates will not be entitled to the benefits of the Policy or any other financial guaranty insurance policy.

The Primary Liquidity Provider, the Above-Cap Liquidity Provider, the Trustees on behalf of the holders of the Certificates and the Policy Provider will be entitled to the benefits of an Intercreditor Agreement to be dated as of the Closing Date (the "Intercreditor Agreement") among the Trustees, Wilmington Trust Company, as subordination agent and trustee thereunder (the "Subordination Agent"), the Primary Liquidity Provider, the Above-Cap Liquidity Provider and the Policy Provider.

Capitalized terms used but not defined in this Underwriting Agreement (the "Agreement") shall have the meanings specified therefor in the Pass Through Trust Agreement, the Note Purchase Agreement (as defined in the Intercreditor Agreement) or the Intercreditor Agreement; provided that, as used in this Agreement, the term "Operative Agreements" shall mean the Intercreditor Agreement, the Liquidity Facilities, the Policy, the Pass Through Trust Agreements, the Policy Provider Agreement, the Reference Agency Agreement, the Collateral Maintenance Agreement, the Indenture, the Note Purchase Agreement, the Equipment Notes, the Certificates and the Indemnification Agreement, dated as of the Closing Date (the "Indemnification Agreement"), among the Policy Provider, the Company and the Underwriter.

1. Representations and Warranties. (a) The Company represents and warrants to, and agrees with the Underwriter that:

(i) The Company meets the requirements for use of Form S-3 under the Securities Act; the Registration Statement has become effective; and, on the original effective date of the Registration Statement, the Registration Statement complied in all material respects with the requirements of the Securities Act; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or, to the knowledge of the Company, threatened by the Commission. The Registration Statement is an "automatic shelf registration statement"

(as defined in Rule 405 under the Securities Act) and the Company is a "well-known seasoned issuer" (as defined in Rule 405 under the Securities Act) eligible to use the Registration Statement as an automatic shelf registration statement, and the Company has not received notice that the Commission objects to the use of the Registration Statement as an automatic shelf registration statement. The Registration Statement does not, as of the date hereof, include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. As of its date and on the Closing Date, the Prospectus, as amended and supplemented, if the Company shall have made any amendment or supplement thereto, does not and will not include an untrue statement of a material fact and does not and will not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Registration Statement, as of the date hereof, complies and the Prospectus complies, and as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder. The Time of Sale Prospectus did not, as of 5 p.m., Eastern Time, on the date of this Agreement (the "Applicable Time"), and the Time of Sale Prospectus, as then amended or supplemented by the Company, if applicable, will not as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentences do not apply to (x) statements in or omissions from the Registration Statement, the Time of Sale Prospectus or the Prospectus based upon (A) written information furnished to the Company by the Underwriter expressly for use therein, (B) information under the caption "Description of the Policy Provider", the third paragraph under the caption "Experts" or Appendix III in the Prospectus or documents incorporated by reference thereunder (collectively, the "Policy Provider Information") or (C) statements or omissions in that part of each Registration Statement which shall constitute the Statement of Eligibility of the Trustee under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), on Form T-1.

(ii) The documents incorporated by reference in the Time of Sale Prospectus or the Prospectus (excluding any Policy Provider Information comprising documents incorporated by reference) pursuant to Item 12 of Form S-3 under the Securities Act, at the time they were filed with the Commission or hereafter, during the period mentioned in Section 4(a) hereof, are filed with the Commission, complied or will comply, as the case may be, in all material respects with the requirements of the Exchange Act.

(iii) The Company is not an "ineligible issuer" in connection with the offering of the Certificates pursuant to Rules 164, 405 and 433 under the Securities Act. Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Except for the free writing prospectuses, if any, identified in Schedule III hereto, the Company has not prepared, used or referred to, any free writing prospectus in connection with the offering of the Certificates.

(iv) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its property and to conduct its business as described in the Time of Sale Prospectus; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Company and its consolidated subsidiaries taken as a whole (a "Continental Material Adverse Effect").

(v) Each of Continental Micronesia, Inc. and Air Micronesia Inc. (together, the "Subsidiaries") has been duly incorporated and is an existing corporation in good standing under the laws of the jurisdiction of its incorporation, with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Time of Sale Prospectus; and each Subsidiary is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Continental Material Adverse Effect; all of the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued and is fully paid and nonassessable; and, except as described in the Time of Sale Prospectus, each Subsidiary's capital stock owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects.

(vi) Except as described in the Time of Sale Prospectus, the Company is not in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it may be bound or to which any of its properties may be subject, except for such defaults that would not have a Continental Material Adverse Effect. The execution, delivery and performance of this Agreement and the Operative Agreements to which the Company is or will be a party and the consummation by the Company of the transactions contemplated herein and therein have been duly authorized by all necessary corporate action of the Company and will not result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than any lien, charge or encumbrance created under any Operative Agreement) upon any property or assets of the Company pursuant to any indenture, loan agreement, contract, mortgage, note, lease or other instrument to which the Company is a party or by which the Company may be bound or to which any of the property or assets of the Company is subject, which breach, default, lien, charge or encumbrance, individually or in the aggregate, would have a Continental Material Adverse Effect, nor will any such execution, delivery or performance result in any violation of the provisions of the charter or by-laws of the Company or any statute, any rule, regulation or order of any governmental agency or body or any court having jurisdiction over the Company.

(vii) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the valid authorization, execution and delivery by the Company of this Agreement and the Operative Agreements to which it is or will be a party and for the consummation of the transactions contemplated herein and therein, except (x) such as may be required under the Securities Act, the Trust Indenture Act, the securities or "blue sky" or similar laws of the various states and of foreign jurisdictions or rules and regulations of the NASD, Inc. ("NASD"), and (y) filings or recordings with the Federal Aviation Administration (the "FAA") and under the Uniform Commercial Code (the "UCC") or other laws in effect in any applicable jurisdiction governing the perfection of security interests, which filings or recordings referred to in this clause (y) shall have been made, or duly presented for filing or recordation, or shall be in the process of being duly filed or filed for recordation, on or prior to the Closing Date.

(viii) This Agreement has been duly executed and delivered by the Company and the Operative Agreements to which the Company will be a party will be duly executed and delivered by the Company on or prior to the Closing Date.

(ix) The Operative Agreements to which the Company is or will be a party, when duly executed and delivered by the Company, assuming that such Operative Agreements have been duly authorized, executed and delivered by, and constitute the legal, valid and binding obligations of, each other party thereto, will constitute valid and binding obligations of the Company enforceable in accordance with their terms, except (w) as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, (x) as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (y) that the enforceability of the Indenture may also be limited by applicable laws which may affect the remedies provided therein but which do not affect the validity of the Indenture or make such remedies inadequate for the practical realization of the benefits intended to be provided thereby and (z) with respect to indemnification and contribution provisions, as enforcement thereof may be limited by applicable law. The Basic Agreement as executed is substantially in the form filed as an exhibit to the Company's current report on Form 8-K dated September 25, 1997 and has been duly qualified under the Trust Indenture Act. The Certificates and the Pass Through Trust Agreements will, upon execution and delivery thereof, conform in all material respects to the descriptions thereof in the Time of Sale Prospectus.

(x) The consolidated financial statements of the Company incorporated by reference in the Time of Sale Prospectus, together with the related notes thereto, present fairly in all material respects the financial position of the Company and its consolidated subsidiaries at the dates indicated and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods specified. Such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as otherwise stated therein and except that unaudited financial statements do not have all required footnotes. The financial statement schedules, if any, incorporated by reference in the Time of Sale Prospectus present the information required to be stated therein.

(xi) The Company is a "citizen of the United States" within the meaning of Section 40102(a)(15) of Title 49 of the United States Code, as amended, and holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49 of the United States Code, as amended, for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable.

(xii) On or prior to the Closing Date, the issuance of the Certificates will be duly authorized by the Trustee. When duly executed, authenticated, issued and delivered in the manner provided for in the Pass Through Trust Agreements and sold and paid for as provided in this Agreement, the Certificates will be legally and validly issued and will be entitled to the benefits of the relevant Pass Through Trust Agreement.

(xiii)  Except as disclosed in the Time of Sale Prospectus, the Company and the Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects except where the failure to have such title would not have a Continental Material Adverse Effect; and except as disclosed in the Time of Sale Prospectus, the Company and the Subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would have a Continental Material Adverse Effect.

(xiv) Except as disclosed in the Time of Sale Prospectus, there is no action, suit or proceeding before or by any governmental agency or body or court, domestic or foreign, now pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties that individually (or in the aggregate in the case of any class of related lawsuits), could reasonably be expected to result in a Continental Material Adverse Effect or that could reasonably be expected to materially and adversely affect the consummation of the transactions contemplated by this Agreement or the Operative Agreements.

(xv) Except as disclosed in the Time of Sale Prospectus, no labor dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent that could reasonably be expected to have a Continental Material Adverse Effect.

(xvi) Each of the Company and the Subsidiaries has all necessary consents, authorizations, approvals, orders, certificates and permits of and from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, to own, lease, license and use its properties and assets and to conduct its business in the manner described in the Prospectus, except to the extent that the failure to so obtain, declare or file would not have a Continental Material Adverse Effect.

(xvii) Except as disclosed in the Time of Sale Prospectus, (x) neither the Company nor any of the Subsidiaries is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances (collectively, "environmental laws"), owns or operates any real property contaminated with any substance that is subject to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim individually or in the aggregate is reasonably expected to have a Continental Material Adverse Effect, and (y) the Company is not aware of any pending investigation which might lead to such a claim that is reasonably expected to have a Continental Material Adverse Effect.

(xviii) The accountants that examined and issued an auditors' report with respect to the consolidated financial statements of the Company and the financial statement schedules of the Company, if any, included or incorporated by reference in the Registration Statement are independent public accountants within the meaning of the Securities Act.

(xix) Each preliminary prospectus filed pursuant to Rule 424 under the Securities Act and included in the Time of Sale Prospectus, complied when so filed in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.

(xx) Neither the Company nor either of the Trusts is an "investment company", or an entity "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended (the "Investment Company Act"), in each case required to register under the Investment Company Act; and after giving effect to the offering and sale of the Certificates and the application of the proceeds thereof as described in the Prospectus, neither of the Trusts will be an "investment company", or an entity "controlled" by an "investment company", as defined in the Investment Company Act, in each case required to register under the Investment Company Act.

(xxi) This Agreement and the Operative Agreements to which the Company is a party will, upon execution and delivery thereof, conform in all material respects to the descriptions thereof contained in the Time of Sale Prospectus.

(xxii) Simat, Helliesen & Eichner, Inc. ("SH&E") is not an affiliate of the Company and, to the knowledge of the Company, does not have a substantial interest, direct or indirect, in the Company. To the knowledge of the Company, none of the officers and directors of SH&E is connected with the Company or any of its affiliates as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

(xxiii) The Company (A) makes and keeps books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the material assets of the Company and its consolidated subsidiaries and (B) maintains a system of internal accounting controls sufficient to provide reasonable assurances that (1) transactions are executed in accordance with management’s general or specific authorization; (2) transactions are recorded as necessary: (x) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and (y) to maintain accountability for assets; (3) access to material assets is permitted only in accordance with management’s general or specific authorization; and (4) the recorded accountability for material assets is compared with the existing material assets at reasonable intervals and appropriate action is taken with respect to any differences.

(xxiv) The information provided by the Company to SH&E for use by SH&E in preparation of its report relating to the Pledged Spare Parts dated as of February 16, 2006, taken as a whole with respect to such report, did not contain an untrue statement of material fact or omit to state a material fact necessary to make such information not misleading.

(b) The parties agree that any certificate signed by a duly authorized officer of the Company and delivered to the Underwriter, or to counsel for the Underwriter, on the Closing Date and in connection with this Agreement or the offering of the Certificates, shall be deemed a representation and warranty by (and only by) the Company to the Underwriter as to the matters covered thereby.

2. Purchase, Sale and Delivery of Certificates. (a) On the basis of the representations, warranties and agreements herein contained, but subject to the terms and the conditions herein set forth, the Company agrees to cause the Trustees to sell to the Underwriter, and the Underwriter agrees to purchase from the Trustees, at a purchase price of 100% of the principal amount thereof, the aggregate principal amount of each class of Certificates.

(b) The Company is advised by the Underwriter that the Underwriter proposes to make a public offering of the Certificates as set forth in the Prospectus as soon after this Agreement has been entered into as in the Underwriter’s judgment is advisable. The Company is further advised by the Underwriter that the Certificates are to be offered to the public initially at 100% of their principal amount -- the public offering price -- plus accrued interest, if any, and to certain dealers selected by the Underwriter at concessions not in excess of the concessions set forth in the Prospectus, and that the Underwriter may allow, and such dealers may reallow, concessions not in excess of the concessions set forth in the Prospectus to certain other dealers.

(c) As underwriting commission and other compensation to the Underwriter for its commitments and obligations hereunder in respect of the Certificates, including the undertakings to distribute the Certificates, the Company will pay to the Underwriter the amount set forth in Schedule II hereto. Such payment will be made on the Closing Date simultaneously with the issuance and sale of the Certificates to the Underwriter. Payment of such compensation shall be made by Federal funds check or by wire transfer of immediately available funds.

(d) The Company shall cause the Class B Trust to issue and deliver against payment of the purchase price the Class B Certificates to be purchased by the Underwriter hereunder and to be offered and sold by the Underwriter to QIBs in the form of one or more certificated securities in definitive, fully registered form without interest coupons (the "Restricted Definitive Securities") which shall be registered in the name or names designated by the Underwriter. The Restricted Definitive Security shall include the legend regarding restrictions on transfer set forth under "Description of the Certificates—Transfer Restrictions for Class B Certificates" in the Time of Sale Prospectus.

(e) Delivery of and payment for the Certificates shall be made at the offices of Hughes Hubbard & Reed LLP at One Battery Park Plaza, New York, New York 10004 at 10:00 A.M. on June 9, 2006 or such other date, time and place as may be agreed upon by the Company and the Underwriter (such date and time of delivery and payment for the Certificates being herein called the "Closing Date"). Delivery of the Class G Certificates issued by the Class G Trust shall be made to the Underwriter's account at The Depository Trust Company ("DTC") for the account of the Underwriter against payment by the Underwriter of the purchase price thereof. Delivery of the Restricted Definitive Securities evidencing the Class B Certificates shall be made to the Underwriter by physical delivery to, or at the direction of, the Underwriter. Payment for the Certificates issued by the Trusts shall be made by the Underwriter by wire transfer of immediately available funds to the accounts and in the manner designated prior to the Closing Date to the Underwriter by the Company or at such other date, time and place as may be agreed upon by the Company and the Underwriter. The Certificates shall be in the form of one or more fully registered global Class G Certificates, and shall be deposited with the Class G Trustee as custodian for DTC and registered in the name of Cede & Co.

(f) The Company agrees to have the Certificates available for inspection and checking by the Underwriter in New York, New York not later than 1:00 P.M. on the business day prior to the Closing Date.

3. Conditions of Underwriter's Obligations. The obligations of the Underwriter to purchase and pay for the Certificates pursuant to this Agreement are subject to the following conditions:

(a) On the Closing Date, no stop order suspending the effectiveness of the Registration Statement shall have been issued under the Securities Act and no proceedings therefor shall have been instituted or threatened by the Commission.

(b) On the Closing Date, the Underwriter shall have received an opinion of Hughes Hubbard & Reed LLP, as counsel for the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Underwriter.

(c) On the Closing Date, the Underwriter shall have received the opinion of Hughes Hubbard & Reed LLP, counsel for the Company, dated the Closing Date, delivered in accordance with the provisions of Section 4.1.2(vii)(A) of the Note Purchase Agreement.

(d) On the Closing Date, the Underwriter shall have received an opinion of the General Counsel, Secretary and Corporate Compliance Officer of the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Underwriter.

(e) On the Closing Date, the Underwriter shall have received an opinion of the Legal Department of the Company, dated the Closing Date, delivered in accordance with the provisions of Section 4.1.2(vii)(B) of the Note Purchase Agreement.

(f) On the Closing Date, the Underwriter shall have received an opinion of Richards, Layton & Finger, P.A., special counsel to Wilmington Trust Company, individually and as Trustee, Mortgagee and Subordination Agent, dated the Closing Date, in form and substance reasonably satisfactory to the Underwriter, delivered in accordance with the provisions of Section 4.1.2(vii)(C) of the Note Purchase Agreement.

(g) On the Closing Date, the Underwriter shall have received an opinion as to the perfection of the security interest in the Pledged Spare Parts of Richards, Layton & Finger, P.A., counsel for Wilmington Trust Company, individually and as Trustee, Mortgagee and Subordination Agent.

(h) On the Closing Date, the Underwriter shall have received an opinion of Lytle Soulé & Curlee, special counsel in Oklahoma City, Oklahoma counsel, dated the Closing Date, in form and substance reasonably satisfactory to the Underwriter, delivered in accordance with the provisions of Section 4.1.2(vii)(D) of the Note Purchase Agreement.

(i) On the Closing Date, the Underwriter shall have received an opinion of Shearman & Sterling LLP, special New York counsel for the Primary Liquidity Provider, dated the Closing Date, in form and substance reasonably satisfactory to the Underwriter.

(j) On the Closing Date, the Underwriter shall have received an opinion of Ballard Spahr Andrews & Ingersoll, LLP, special Utah counsel for the Primary Liquidity Provider, dated the Closing Date, in form and substance reasonably satisfactory to the Underwriter.

(k) On the Closing Date, the Underwriter shall have received an opinion regarding the 2006-1G Pass Through Trust of Shearman & Sterling LLP, special New York counsel for the Above-Cap Liquidity Provider, dated the Closing Date, in form and substance reasonably satisfactory to the Underwriter, delivered in accordance with the provisions of Section 4(a)(ii) of the ISDA Master Agreement.

(l) On the Closing Date, the Underwriter shall have received an opinion of Shearman & Sterling LLP, special New York counsel for the Above-Cap Liquidity Provider, dated the Closing Date, with respect to certain bankruptcy matters.

(m) On the Closing Date, the Underwriter shall have received an opinion of in-house counsel of Above-Cap Liquidity Provider, dated the Closing Date, in form and substance reasonably satisfactory to the Underwriter.

(n) On the Closing Date, the Underwriter shall have received an opinion of Latham & Watkins, special New York counsel for the Policy Provider, dated the Closing Date, in form and substance reasonably satisfactory to the Underwriter.

(o) On the Closing Date, the Underwriter shall have received an opinion of Vice President and Senior Counsel of the Policy Provider, dated the Closing Date, in form and substance reasonably satisfactory to the Underwriter.

(p) On the Closing Date, the Underwriter shall have received an opinion of Milbank, Tweed, Hadley & McCloy LLP, counsel for the Underwriter, dated as of the Closing Date, with respect to the issuance and sale of the Certificates, the Registration Statement, the Time of Sale Prospectus, the Prospectus and other related matters as the Underwriter may reasonably require.

(q) Subsequent to the execution and delivery of this Agreement, there shall not have occurred any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries considered as one enterprise that, in the Underwriter’s judgment, is material and adverse and that makes it, in the Underwriter’s judgment, impracticable to proceed with the completion of the public offering of the Certificates on the terms and in the manner contemplated by the Time of Sale Prospectus.

(r) The Underwriter shall have received on the Closing Date a certificate, dated the Closing Date and signed by the President or any Vice President of the Company, to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date as if made on the Closing Date (except to the extent that they relate solely to an earlier date, in which case they shall be true and accurate as of such earlier date), that the Company has performed all its obligations to be performed hereunder on or prior to the Closing Date and that, subsequent to the execution and delivery of this Agreement, there shall not have occurred any material adverse change, or any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries considered as one enterprise, except as set forth in or contemplated by the Time of Sale Prospectus.

(s) As of the Closing Date, the representations and warranties of the Policy Provider contained in the Indemnification Agreement shall be true and correct in all material respects as of the Closing Date (except to the extent that they relate solely to an earlier or later date, in which case they shall be true and correct as of such earlier or later date) and the Underwriter shall have received a certificate of the President or a Vice President of the Policy Provider, dated the Closing Date, to such effect.

(t) The Underwriter shall have received from Ernst & Young LLP, (i) a letter, dated no earlier than the date hereof, in form and substance satisfactory to the Underwriter, containing statements and information of the type ordinarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information included or incorporated by reference in the Registration Statement, the preliminary prospectus and the prospectus, and (ii) a letter, dated the Closing Date, which meets the above requirements, except that the specified date therein referring to certain procedures performed by Ernst & Young LLP will not be a date more than three business days prior to the Closing Date for purposes of this subsection.

(u) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date, there shall not have been any downgrading in the rating accorded any of the Company's securities (except for any pass through certificates) by any "nationally recognized statistical rating organization", as such term is defined for purposes of Rule 436(g)(2) under the Securities Act, or any public announcement that any such organization has under surveillance or review, in each case for possible change, its ratings of any such securities other than pass through certificates (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating).

(v) SH&E shall have furnished to the Underwriter a letter, addressed to the Company and dated the Closing Date, confirming that SH&E and each of its directors and officers (i) is not an affiliate of the Company or any of its affiliates, (ii) does not have any substantial interest, direct or indirect, in the Company or any of its affiliates and (iii) is not connected with the Company or any of its affiliates as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

(w) At the Closing Date, each of the Operative Agreements shall have been duly executed and delivered by each of the parties thereto; and the representations and warranties of the Company contained in each of such executed Operative Agreements shall be true and correct as of the Closing Date (except to the extent that they relate solely to an earlier date, in which case they shall be true and correct as of such earlier date) and the Underwriter shall have received a certificate of the President or a Vice President of the Company, dated as of the Closing Date, to such effect.

(x) On the Closing Date, (i) the Class G Certificates shall be rated "AAA" by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P") and "Aaa" by Moody's Investors Service, Inc. ("Moody's") and (ii) the Class B Certificates shall be rated not lower than "B+" by S&P and not lower than "B1" by Moody's.

The Company will furnish the Underwriter with such conformed copies of such opinions, certificates, letters and documents as the Underwriter may reasonably request.

4. Certain Covenants of the Company. The Company covenants with the Underwriter as follows:

(a) During the period described in the following sentence of this Section 4(a), the Company shall advise the Underwriter promptly of any proposal to amend or supplement the Registration Statement, Time of Sale Prospectus or the Prospectus (except by documents filed under the Exchange Act) and will not effect such amendment or supplement (except by documents filed under the Exchange Act) without the consent of the Underwriter, which consent will not be unreasonably withheld. If, at any time after the public offering of the Certificates, the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Securities Act) is required by law to be delivered in connection with sales of the Certificates by the Underwriter or a dealer, any event shall occur as a result of which it is necessary to amend the Registration Statement or amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Securities Act) is delivered to a purchaser, not misleading in any material respect, or if it is necessary to amend the Registration Statement or amend or supplement the Prospectus to comply with law, the Company shall prepare and furnish at its expense to the Underwriter and to the dealers (whose names and addresses the Underwriter will furnish to the Company) to which Certificates may have been sold by the Underwriter and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Securities Act) is delivered to a purchaser, be misleading in any material respect or amendments or supplements to the Registration Statement or the Prospectus so that the Registration Statement or the Prospectus, as so amended or supplemented, will comply with law and cause such amendments or supplements to be filed promptly with the Commission.

(b) During the period mentioned in paragraph (a) above, the Company shall notify the Underwriter immediately of (i) the effectiveness of any amendment to the Registration Statement, (ii) the transmittal to the Commission for filing of any supplement to the Prospectus or any document that would as a result thereof be incorporated by reference in the Prospectus, (iii) the receipt of any comments from the Commission with respect to the Registration Statement or the Prospectus, (iv) any request by the Commission to the Company for any amendment to the Registration Statement or any supplement to the Prospectus or for additional information relating thereto or to any document incorporated by reference in the Prospectus and (v) receipt by the Company of any notice of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, the suspension of the qualification of the Certificates for offering or sale in any jurisdiction, or the institution or threatening of any proceeding for any of such purposes; and the Company agrees to use every reasonable effort to prevent the issuance of any such stop order and, if any such order is issued, to obtain the lifting thereof at the earliest possible moment and the Company shall (subject to the proviso to Section 4(i)) endeavor, in cooperation with the Underwriter, to prevent the issuance of any such stop order suspending such qualification and, if any such order is issued, to obtain the lifting thereof at the earliest possible moment.

(c) During the period mentioned in paragraph (a) above, the Company will furnish to the Underwriter as many conformed copies of the Registration Statement (as originally filed), Time of Sale Prospectus, the Prospectus, and all amendments and supplements to such documents (excluding all exhibits and documents filed therewith or incorporated by reference therein) and as many conformed copies of all consents and certificates of experts, in each case as soon as available and in such quantities as the Underwriter reasonably requests.

(d) Promptly following the execution of this Agreement, the Company will prepare a Prospectus that complies with the Securities Act and that sets forth the principal amount of the Certificates and their terms not otherwise specified in the preliminary prospectus or the Basic Prospectus included in the Registration Statement, the name of the Underwriter and the principal amount of the Certificates, the price at which the Certificates are to be purchased by the Underwriter from the Trustee, any initial public offering price, any selling concession and reallowance and any delayed delivery arrangements, and such other information as the Underwriter and the Company deem appropriate in connection with the offering of the Certificates. The Company will timely transmit copies of the Prospectus to the Commission for filing pursuant to Rule 424 under the Securities Act.

(e) The Company shall furnish to the Underwriter a copy of each free writing prospectus relating to the offering of the Certificates prepared by or on behalf of, used by, or referred to by the Company and shall not use or refer to any proposed free writing prospectus to which the Underwriter reasonably objects.

(f) If the Time of Sale Prospectus is being used to solicit offers to buy the Certificates at a time when a Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances when delivered to a prospective purchaser, not misleading in any material respect, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, the Company shall forthwith prepare, file promptly with the Commission and furnish, at the Company's expense, to the Underwriter and to the dealers (whose names and addresses the Underwriter will furnish to the Company) to which Certificates may have been sold by the Underwriter and to any other dealers upon request, either amendments or supplements to the Time of Sale Prospectus so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances when delivered to a prospective purchaser, be misleading in any material respect or so that the Time of Sale Prospectus, as so amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.

(g) The Company shall, in cooperation with the Underwriter, endeavor to arrange for the qualification of the Certificates for offer and sale under the applicable securities or "blue sky" laws of such jurisdictions in the United States as the Underwriter reasonably designates and will endeavor to maintain such qualifications in effect so long as required for the distribution of the Certificates; provided that the Company shall not be required to (i) qualify as a foreign corporation or as a dealer in securities, (ii) file a general consent to service of process or (iii) subject itself to taxation in any such jurisdiction.

(h) During the period of ten years after the Closing Date, the Company will promptly furnish to the Underwriter, upon request, copies of all Annual Reports on Form 10-K and any definitive proxy statement of the Company filed with the Commission; provided that providing a website address at which such Annual Reports and any such definitive proxy statements may be accessed will satisfy this clause (h).

(i) If the third anniversary of the initial effective date of the Registration Statement occurs before all the Certificates have been sold by the Underwriter, prior to the third anniversary, the Company shall file a new shelf registration statement and take any other action necessary to permit the public offering of the Certificates to continue without interruption, in which case references herein to the Registration Statement shall include the new registration statement as it shall become effective.

(j) Between the date of this Agreement and the Closing Date, the Company shall not, without the prior written consent of the Underwriter, offer, sell, or enter into any agreement to sell (as public debt securities registered under the Securities Act (other than the Certificates) or as debt securities which may be resold in a transaction exempt from the registration requirements of the Securities Act in reliance on Rule 144A thereunder and which are marketed through the use of a disclosure document containing substantially the same information as a prospectus for similar debt securities registered under the Securities Act), any equipment notes, pass through certificates, equipment trust certificates or equipment purchase certificates secured by aircraft spare parts owned by the Company (or rights relating thereto).

(k) The Company shall prepare a final term sheet relating to the offering of the Certificates, containing only information that describes the final terms of the Certificates or the offering in a form consented to by the Underwriter and shall file such final term sheet within the period required by Rule 433(d)(5)(ii) under the Securities Act following the date the final terms have been established for the offering of the Certificates.

(l) It is contemplated that the Company shall use part of the funds raised hereby to redeem the Existing Notes. Prior to any such redemption, (i) the Company shall comply with all conditions precedent for redemption of the Existing Notes set forth in Article 4 of the Existing Indenture and any other applicable sections of the Existing Indenture, subject to the receipt of the proceeds from the sale of the Equipment Notes pursuant to the Note Purchase Agreement, or (ii) the Company shall ensure that MBIA Insurance Corporation, as policy provider under the Existing Indenture, waives compliance with such conditions precedent set forth in Section 4.1 of the Existing Indenture and any other applicable sections of the Existing Indenture, in each case in accordance with the Existing Indenture; provided, however, that if the Existing Trustee accepts the redemption payment and releases the security interest on the Spare Parts Collateral (as defined in the Existing Indenture) in accordance with the terms of the Existing Indenture and the Security Agreement (as defined in the Existing Indenture), the Company shall not be held liable for non-compliance with (i) or (ii) of this clause (l).

5. Certain Covenants of the Underwriter. (a) The Underwriter represents and warrants that it is a QIB within the meaning of Rule 144A under the Securities Act. The Underwriter represents, warrants and agrees with the Company that it has solicited and will solicit offers for the Class B Certificates only from, and has offered and will offer and sell the Class B Certificates only to persons that it reasonably believes to be QIBs; provided that, in purchasing the Class B Certificates, such persons are deemed to have represented and agreed as provided in the Time of Sale Prospectus under the caption "Description of the Certificates—Transfer Restrictions for Class B Certificates".

(b) The Underwriter represents, warrants and covenants that it has not made and will not make any offer relating to the Certificates that would constitute an issuer free writing prospectus; provided that this Section 5(b) shall not prevent the Underwriter from transmitting or otherwise making use of one or more customary “Bloomberg Screens” to offer the Certificates or convey final pricing terms thereof that contain only information contained in the Time of Sale Prospectus.

6. Indemnification and Contribution. (a) The Company agrees to indemnify and hold harmless the Underwriter, and each Person, if any, who controls the Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred by the Underwriter or any such controlling person in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, any "issuer free writing prospectus" as defined in Rule 433(h) under the Securities Act, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or the Prospectus, or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as any of the aforementioned losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished to the Company in writing by or through the Underwriter expressly for use in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus or the Prospectus, or any amendment or supplement thereto (the "Underwriter Information") or Policy Provider Information.

(b) The Underwriter agrees to indemnify and hold harmless the Company, its directors, its officers who signed the Registration Statement and each person, if any, who controls the Company, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from the Company to the Underwriter but only with reference to the Underwriter Information.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either paragraph (a) or (b) above, such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing. The indemnifying party, upon request of the indemnified party, shall, and the indemnifying party may elect to, retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and the indemnifying party shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (iii) the indemnifying party shall have failed to retain counsel as required by the prior sentence to represent the indemnified party within a reasonable amount of time. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Underwriter in the case of parties indemnified pursuant to paragraph (a) above and by the Company in the case of parties indemnified pursuant to paragraph (b) above. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested in writing an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph (c), the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 90 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement, unless such fees and expenses are being disputed in good faith. The indemnifying party at any time may, subject to the last sentence of this paragraph (c), settle or compromise any proceeding described in this paragraph (c), at the expense of the indemnifying party. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(d) To the extent the indemnification provided for in paragraph (a) or (b) of this Section 6 is required to be made but is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then the applicable indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriter, on the other hand, from the offering of such Certificates or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Underwriter, on the other hand, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Underwriter, on the other hand, in connection with the offering of such Certificates shall be deemed to be in the same respective proportions as the proceeds from the offering of such Certificates received by the Trusts (before deducting expenses), less total underwriting discounts and commissions received by the Underwriter, and the total underwriting discounts and commissions received by the Underwriter, in each case as set forth on the cover of the Prospectus, bear to the aggregate initial public offering price of such Certificates. The relative fault of the Company, on the one hand, and of the Underwriter, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or information supplied by the Underwriter, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) The Company and the Underwriter agree that it would not be just or equitable if contribution pursuant to this Section 6 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6, the Underwriter shall not be required to contribute any amount in excess of the amount by which the total price at which the Certificates underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that the Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f) The indemnity and contribution provisions contained in this Section 6 and the representations and warranties of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Underwriter or any person controlling the Underwriter or by or on behalf of the Company, its officers or directors or any person controlling the Company, and (iii) acceptance of and payment for any of the Certificates. The remedies provided for in this Section 6 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

7. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the Underwriter set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any termination of this Agreement, any investigation, or statement as to the results thereof, made by or on behalf of the Underwriter, the Company or any of their respective representatives, officers or directors or any controlling person and will survive delivery of and payment for the Certificates. If for any reason the purchase of the Certificates by the Underwriter is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 9 hereof and the respective obligations of the Company and the Underwriter pursuant to Section 6 hereof shall remain in effect. If the purchase of the Certificates by the Underwriter is not consummated for any reason other than solely because of the occurrence of the termination of the Agreement pursuant to Section 8 hereof, the Company will reimburse the Underwriter for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) reasonably incurred by the Underwriter in connection with the offering of such Certificates and comply with its obligations under Sections 6 and 9 hereof.

8. Termination. This Agreement shall be subject to termination by notice given by the Underwriter to the Company, if (a) after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been materially suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ Global Market, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities, (iv) there shall have occurred any attack on, outbreak or escalation of hostilities or act of terrorism involving, the United States, or any change in financial markets or any calamity or crisis that, in each case, in the Underwriter’s judgment, is material and adverse or (v) any major disruption of settlements of securities or clearance services in the United States that would materially impair settlement and clearance with respect to the Certificates and (b) in the case of any of the events specified in clauses (a)(i) through (v), such event singly or together with any other such event makes it, in the Underwriter’s judgment, impracticable to market the Certificates on the terms and in the manner contemplated in the Time of Sale Prospectus.

9. Payment of Expenses. As between the Company and the Underwriter, the Company shall pay all expenses incidental to the performance of the Company's obligations under this Agreement, including the following:

(i) expenses incurred in connection with (A) qualifying the Certificates for offer and sale under the applicable securities or "blue sky" laws of such jurisdictions in the United States as the Underwriter reasonably designate (including filing fees and fees and disbursements of counsel for the Underwriter in connection therewith), (B) endeavoring to maintain such qualifications in effect so long as required for the distribution of such Certificates, (C) the review (if any) of the offering of the Certificates by the NASD, (D) the determination of the eligibility of the Certificates for investment under the laws of such jurisdictions as the Underwriter may designate and (E) the preparation and distribution of any blue sky or legal investment memorandum by Underwriter’s counsel;

(ii) expenses incurred in connection with the preparation and distribution to the Underwriter and the dealers (whose names and addresses the Underwriter will furnish to the Company) to which Certificates may have been sold by the Underwriter on its behalf and to any other dealers upon request, either of (A) amendments to the Registration Statement or amendments or supplements to the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus is delivered to a purchaser, not materially misleading or (B) amendments or supplements to the Registration Statement, the Time of Sale Prospectus, or the Prospectus so that the Registration Statement, the Time of Sale Prospectus or the Prospectus, as so amended or supplemented, will comply with law and the expenses incurred in connection with causing such amendments or supplements to be filed promptly with the Commission, all as set forth in Section 4(a) hereof;

(iii) the expenses incurred in connection with the preparation, printing and filing of the Registration Statement (including financial statements and exhibits), as originally filed and as amended, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any issuer free writing prospectus and any amendments and supplements to any of the foregoing, including the filing fees payable to the Commission relating to the Certificates (within the time period required by Rule 456(b)(1), if applicable), and the cost of furnishing copies thereof to the Underwriter and dealers;

(iv) expenses incurred in connection with the preparation, printing and distribution of this Agreement, the Certificates and the Operative Agreements;

(v) expenses incurred in connection with the delivery of the Certificates to the Underwriter;

(vi) reasonable fees and disbursements of the counsel and accountants for the Company;

(vii) to the extent the Company is so required under any Operative Agreement to which it is a party, the fees and expenses of the Mortgagee, the Subordination Agent, the Trustees, the Reference Agent, the Primary Liquidity Provider, the Above-Cap Liquidity Provider and the Policy Provider and the reasonable fees and disbursements of their respective counsel;

(viii) fees charged by rating agencies for rating the Certificates (including annual surveillance fees related to the Certificates as long as they are outstanding);

(ix) reasonable fees and disbursements of counsel for the Underwriter;

(x) all fees and expenses relating to appraisals of the Pledged Spare Parts; and

(xi) all other reasonable out-of-pocket expenses incurred by the Underwriter in connection with the transactions contemplated by this Agreement; and

(xii) except as otherwise provided in the foregoing clauses (i) through (xi), all other expenses incidental to the performance of the Company's obligations under this Agreement, other than pursuant to Section 6.

10. Notices. All communications hereunder shall be in writing and effective only upon receipt and, if sent to the Underwriter, shall be mailed, delivered or sent by facsimile transmission and confirmed to it at Morgan Stanley & Co. Incorporated, 1585 Broadway New York, New York 10036, Attention: Equipment Finance Group, facsimile number (212) 761-1781; and, if sent to the Company, shall be mailed, delivered or sent by facsimile transmission and confirmed to it at 1600 Smith Street, HQSEO, Houston, TX 77002, Attention: Treasurer and General Counsel, facsimile number (713) 324-2447; provided, however, that any notice to the Underwriter pursuant to Section 6 shall be sent by facsimile transmission or delivered and confirmed to the Underwriter.

11. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the controlling persons referred to in Section 6, and no other person will have any right or obligation hereunder.

12. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

13. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OTHER THAN ANY LAW WHICH WOULD REQUIRE THE APPLICATION OF A LAW OF A DIFFERENT JURISDICTION.

14. Submission to Jurisdiction; Venue; Appointment of Agent.

(a) Each party hereto hereby irrevocably agrees, accepts and submits itself to the non-exclusive jurisdiction of the courts of the State of New York in the City and County of New York and of the United States for the Southern District of New York, in connection with any legal action, suit or proceeding with respect to any matter relating to or arising out of or in connection with this Agreement. Each of the parties to this Agreement agrees that a final action in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other lawful manner.

(b) Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, and agrees not to assert, by stay of motion, as a defense, or otherwise, in any legal action or proceeding brought hereunder in any of the above-named courts, that such action or proceeding is brought in an inconvenient forum, or that venue for the action or proceeding is improper.

(c) To the fullest extent permitted by applicable law, each party hereto hereby waives its respective rights to a jury trial or any claim or cause of action in any court in any jurisdiction based upon or arising out of or relating to this Agreement.
15. LIBOR for Initial Interest Period. The Debt Rate (as defined in the Indenture) for the initial Interest Period under the Indenture shall be LIBOR, which the Underwriter shall determine as the rate for deposits in U.S. dollars for a period of three months that appears on the display designated as page "3750" on the Telerate Monitor as of 11.00 a.m., London time, on the second "Business Day" (as defined in the Indenture) prior to the Closing Date, plus the Applicable Margin.

16. No Fiduciary Duty. The Company hereby acknowledges that in connection with the offering of the Certificates: (a) the Underwriter has acted at arms length, is not an agent and owes no fiduciary duties to, the Company or any other person, (b) the Underwriter owes the Company only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, and (c) the Underwriter may have interests that differ from those of the Company. The Company waives to the full extent permitted by applicable law any claims it may have against the Underwriter arising from an alleged breach of fiduciary duty in connection with the offering of the Certificates.

17. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

If the foregoing is in accordance with the Underwriter's understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Underwriter and the Company in accordance with its terms.

Very truly yours, CONTINENTAL AIRLINES, INC.

By:
Name:
Title:

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written MORGAN STANLEY & CO. INCORPORATED

By:
Name:
Title:

SCHEDULE I

(Continental Airlines Pass Through Certificates)

CONTINENTAL AIRLINES, INC.

Certificate Designation	Aggregate Principal Amount	Interest Rate	Final Expected Distribution Date
2006-1G	$190,000,000	LIBOR + 0.350%	June 2, 2013
2006-1B	$130,000,000	LIBOR + 3.125%	June 2, 2013

SCHEDULE II

CONTINENTAL AIRLINES, INC.

Underwriting commission and other compensation:	$2,800,000

Closing date, time and location:	June 9, 2006 10:00 A.M., New York time Hughes Hubbard & Reed LLP One Battery Park Plaza New York, NY 10004

SCHEDULE III

Time of Sale Prospectus	1. Basic Prospectus dated April 10, 2006 relating to Shelf Securities
2. the preliminary prospectus supplement dated May 24, 2006 relating to the Certificates
3. pricing supplement in the form attached as Annex A

ANNEX A
Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-133187
May 24, 2006

Continental Airlines, Inc. ("Continental")
(NYSE Symbol: CAL)

Securities:	Class G Pass Through Certificates, Series 2006-1 ("Class G Certificates")	Class B Pass Through Certificates, Series 2006-1 ("Class B Certificates" and, together with the Class G Certificates, the "Certificates")
Amount:	$190,000,000	$130,000,000
CUSIP:	210795 PR5	210795 PS3
ISIN:	US210795PR55	US210795PS39
Coupon:	USD 3-month LIBOR +0.350%	USD 3-month LIBOR + 3.125%
Maximum Interest Rate:
Interest rate for the Class G Certificates is subject to a maximum rate of 10.35% for any interest period commencing on any regular distribution date if a payment default by Continental occurs and is continuing on such regular distribution date

Capped Interest Rate:	Capped LIBOR (10% per annum) plus 0.35% per annum
Calculation of Amounts Available under Primary Liquidity Facility:	The amount available under the Primary Liquidity Facility for the payment of accrued interest on the Class G Certificates has been calculated utilizing the Capped Interest Rate of 10.35% per annum
Amount Available under Primary Liquidity Facility at September 2, 2006:	$39,930,875
Optional Redemption:
In the case of an optional redemption of the Series B Equipment Notes that relate to the Class B Certificates on or after the third anniversary and prior to the fifth anniversary of the original issuance date of the Class B Certificates (except in connection with a redemption to satisfy the maximum Collateral Ratio requirements or the minimum Rotable Ratio requirement, or to the extent required as a result of certain reductions in Continental's aircraft fleet), the redemption price will include a Premium equal to the following percentage of the principal amount redeemed:

If redeemed during the year prior to the anniversary of the original issuance date indicated below	Series B Premium
4th	4.0%
5th	2.0%

In the case of an optional redemption of Equipment Notes that relate to the Certificates prior to the fifth anniversary of the original issuance date of the Certificates required as a result of certain reductions in Continental’s aircraft fleet, the redemption price will include a Premium equal to the following percentage of the principal amount redeemed:

If redeemed during the year prior to the anniversary of the original issuance date indicated below	Series G Premium	Series B Premium
1st	1.0%	4.0%
2nd	1.0%	4.0%
3rd	1.0%	4.0%
4th	None	4.0%
5th	None	2.0%
Public Offering Price:	100%
Underwriting Commission and Other Compensation:	$2,800,000
Underwriting Agreement:	Dated May 24, 2006
Use of Proceeds:
The proceeds will be used to acquire Equipment Notes issued by Continental. Continental will use most of the proceeds from the sale of the Equipment Notes to redeem its outstanding Floating Rate Secured Notes Due 2007 and Floating Rate Secured Subordinated Notes Due 2007, each of which is secured by the collateral that will secure the Equipment Notes. Aggregate redemption price will be approximately $293 million, including accrued interest, LIBOR breakage costs and, in the case of the Floating Rate Secured Subordinated Notes, a premium

Settlement:	June 9, 2006 (T+11) closing date, the 11th business day following the date hereof
Preliminary Prospectus Supplement:	Continental has prepared and filed with the SEC a Preliminary Prospectus Supplement, dated May 24, 2006, which includes additional information regarding the Certificates

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley toll-free 1-866-718-1649 (institutional investors).